As filed with the Securities and Exchange Commission on February 3, 2006

File No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE CHARLES SCHWAB CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	94-3025021
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

120 Kearny Street

San Francisco, California 94108

(Address of Principal Executive Offices)

The Charles Schwab Corporation Deferred Compensation Plan II

(Full Title of the Plan)

Christopher V. Dodds

Executive Vice President and Chief Financial Officer

The Charles Schwab Corporation

120 Kearny Street

San Francisco, California 94108

Telephone: 415/627-7000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maxi-mum Aggregate Offering Price (2)	Amount of Registration Fee
Deferred Compensation Obligations (1)	$200,000,000	100%	$200,000,000	$21,400

(1)	The Deferred Compensation Obligations being registered are general unsecured obligations of The Charles Schwab Corporation (the “Registrant”) to pay deferred compensation in the future to participating members of a select group of management or highly compensated employees in accordance with the terms of The Charles Schwab Corporation Deferred Compensation Plan II (the “Plan”).
(2)	Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee.

This Registration Statement shall become effective upon filing in accordance with Rule 462 under the Securities Act of 1933.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement on Form S-8 (the “Registration Statement”):

(a) The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004;

(b) The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2005; and

(c) The Registrant’s Current Reports on Form 8-K filed on January 18, March 1, April 15, May 4, May 25, July 18, August 2, September 9, October 17, November 28, and December 15, 2005 and on January 18 and January 31, 2006 (excluding any portions thereof which are deemed “furnished” rather than filed with the Commission).

All reports or other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold hereunder, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of filing such reports and documents.

Any statement contained in a document incorporated by reference into this Registration Statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed incorporated herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

Item 4. Description of Securities.

The Plan provides a select group of management or highly compensated employees of the Registrant with the opportunity to defer the receipt of certain cash compensation. The Plan applies to cash compensation that is earned and deferred by participating eligible employees (“Participants”) after December 31, 2004.

The obligations of the Registrant under the Plan (the “Deferred Compensation Obligations”) will be general unsecured obligations of the Registrant to pay deferred compensation in the future to Participants in accordance with the terms of the Plan from the general assets of the Registrant, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding. The Deferred Compensation Obligations include compensation deferred by Participants, as adjusted to reflect assumed earnings and losses thereon. Such obligations will be denominated and payable in United States dollars.

Subject to the term and conditions set forth in the Plan, each eligible Participant may elect to defer base salary, bonuses and other forms of incentive pay that may otherwise be payable in a calendar year. The Registrant will maintain a deferral account (the “Deferral Account”) for each Participant. All of a Participant’s compensation deferrals will be credited to this Deferral Account. Amounts credited to Participants’ Deferral Accounts will be adjusted periodically (not less frequently than annually) to reflect assumed earnings and losses, based on investment options made available to Participants by the Registrant under the Plan. Investment options available under the Plan generally mirror the investment options available under the SchwabPlan Retirement Savings and Investment Plan, which is the Registrant’s defined contribution plan for employees generally. Each choice offers its own risks and potential returns. No representation is made regarding the future performance of such investment options, and none of the investment options is insured by the government or any other entity. The Deferral Accounts are bookkeeping entries only; no assets of the Registrant have been set aside to fund the Registrant’s obligations under the Plan and the Registrant is not obligated to actually invest any deferred amounts in those investment options. The Deferral Accounts do not give a participant any interest in or claim to any specific asset of the Registrant, nor shall they be deemed to create a trust for the benefit of the Participant.

With certain exceptions, Deferred Compensation Obligations will be paid or commence to be paid upon a fixed payment date, as elected by the Participant, or the Participant’s retirement. Participants may generally elect that payments be made in a single lump sum or in annual installments over a period of four, five, ten or fifteen years. However, upon a termination of Participant’s employment for any reason other than retirement, or upon a change in control of the Registrant, payment will be made in a lump sum. Amounts payable to certain specified employees upon termination of employment will be deferred for at least six months to the extent required under Section 409A of the Internal Revenue Code.

No amount payable under the Plan will be subject to anticipation, assignment, transfer, sale, mortgage, pledge or hypothecation. The plan administrator will not recognize any attempt by a third party to attach, garnish or levy upon any benefit under the Plan except as may be required by law.

The Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates selected by the Participant, except that Participants may withdraw all or a portion of the value of the Plan accounts under certain circumstances as specified in the Plan and certain mandatory single sum distributions may be made. The Registrant reserves the right to amend or terminate the Plan at any time.

The total amount of Deferred Compensation Obligations is not determinable because the amount will vary depending upon the level of participation by eligible employees, the amounts of their compensation that they elect to defer under the Plan, and assumed earnings and losses on deferred amounts. The duration of the Plan is indefinite (subject to the Registrant’s ability to terminate the Plan).

The Deferred Compensation Obligations are not convertible into another security of the Registrant. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. Each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon a default by the Registrant.

Item 5. Interests of Named Experts and Counsel.

Counsel who provided the opinion set forth in Exhibit 5 is employed by, and is Vice President, Associate General Counsel and Assistant Corporate Secretary of, the Registrant.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Fifth Restated Certificate of Incorporation provides that, pursuant to Delaware law, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, with specific exceptions. The exceptions relate to (i) any breach of a director’s duty of loyalty to the Registrant or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) approval by a director of certain unlawful dividend payments, distributions or stock redemptions or repurchases, or (iv) engaging in a transaction from which a director derives an improper personal benefit. Among the types of breaches for which directors will not be liable are those resulting from negligent or grossly negligent behavior.

The Registrant’s Third Restated Bylaws also provide for the indemnification of both the Registrant’s directors and officers within the limitations permitted by Delaware law. Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers for actions taken in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. This provision is sufficiently broad to permit indemnification under certain circumstances for liabilities (and for reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the “Act”). The Registrant has entered into indemnity agreements with its directors that contain provisions that are in some respects broader than the specified indemnification provisions contained in Delaware law.

The Registrant has obtained directors’ and officers’ liability and corporate reimbursement insurance covering all officers and directors of the Registrant and its subsidiaries and providing for the reimbursement of amounts paid by the Registrant or its subsidiaries to directors and officers pursuant to indemnification arrangements, subject to certain deductibles and coinsurance provisions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description
5	Opinion of Counsel

23.1	Independent Auditors’ Consent

23.2	Consent of Counsel (included in Exhibit 5)

24	Powers of Attorney (included as part of the signature page to this Registration Statement)

99.1	The Charles Schwab Corporation Deferred Compensation Plan II

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions in the documents and agreements described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of San Francisco, and the State of California, on this 3rd day of February, 2006.

THE CHARLES SCHWAB CORPORATION (Registrant)

By:	/s/ Charles R. Schwab
Charles R. Schwab
Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Charles R. Schwab and Christopher V. Dodds, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign and execute on behalf of the undersigned any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with any such amendments, as fully to all intents and purposes as he might or could do in person, and does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on this 3rd day of February, 2006 by the following persons in the capacities indicated.

Signature	Title
/s/ Charles R. Schwab	Chairman, Chief Executive Officer and Director (principal executive officer)
Charles R. Schwab

/s/ Christopher V. Dodds	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)
Christopher V. Dodds

/s/ William F. Aldinger	Director
William F. Aldinger

/s/ Nancy H. Bechtle	Director
Nancy H. Bechtle

/s/ C. Preston Butcher	Director
C. Preston Butcher

/s/ Donald G. Fisher	Director
Donald G. Fisher

/s/ Frank C. Herringer	Director
Frank C. Herringer

/s/ Stephen T. McLin	Director
Stephen T. McLin

/s/ Paula A. Sneed	Director
Paula A. Sneed

/s/ Roger O. Walther	Director
Roger O. Walther

/s/ Robert N. Wilson	Director
Robert N. Wilson

/s/ David B. Yoffie	Director
David B. Yoffie

/s/ Marjorie Magner	Director
Marjorie Magner

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description
5	Opinion of Counsel

23.1	Independent Auditors’ Consent

23.2	Consent of Counsel (included in Exhibit 5)

24	Powers of Attorney (included as part of the signature page to this Registration Statement)

99.1	The Charles Schwab Corporation Deferred Compensation Plan II